Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post Effective Amendment No. 1 to the registration statement on Form
N-1A (the "Registration Statement") of our report dated September
19, 1995, relating to the Statement of Assets and Liabilities of Holland Balanced Fund, which is incorporated by reference in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus constituting part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.

/s/ Price Waterhouse LLP
Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York
February 13, 1996